PROMISSORY NOTE


$148,606.60                                               December 16, 1996


   FOR VALUE RECEIVED, TRI-CITY HEAT TREAT COMPANY ("Maker"), hereby promises to pay to the order of HADRON, INC. ("Payee"), at 4900 Seminary Road, Suite 800, Alexandria, Virginia 22311, or at such other place as may be designated by Payee, the principal sum of ONE HUNDRED FORTY-EIGHT THOUSAND SIX HUNDRED SIX AND 60/100 DOLLARS ($148,606.60).

1. The Note, plus accrued interest, is payable in (a) nineteen (19) monthly installments of EIGHT THOUSAND AND NO/100 DOLLARS ($8,000.00) each, the first such installment being due and payable on December 20, 1996, and a like installment being due and payable on or before the fifteenth day of each and every calendar month thereafter until and including June 15, 1998, plus
   (b) one additional payment of EIGHT THOUSAND SIX HUNDRED SIXTY-THREE AND 82/100 DOLLARS ($8,663.82) due on or before July 15,
   1998.   The Note shall bear interest at the rate of 10% per
   annum, calculated monthly, payable in accordance with the Amortization Schedule attached hereto as Schedule A.

2. Maker may at any time prepay this Note, in full or in part, without penalty. Any and all partial prepayments shall be applied first to any penalties due pursuant to paragraph 5, then interest outstanding, then to principal installments due hereunder in the inverse order of their maturity.

3. Any notice or other communication to be delivered hereunder shall be deemed sufficiently given if in writing and delivered personally or mailed by certified mail, postage prepaid, if to Maker, at 2020 5th Street, Rock Island, Illinois 61201, and if to Payee, addressed to it at the address first set forth above, unless in each case Maker or Payee has notified the other in writing of a different address.

4. It is expressly agreed that time is of the essence of this Note, and if default shall be made in the payment of principal hereunder, as the same shall become due and payable, or if Maker fails to observe or perform any other covenant or condition to be observed or performed by Maker under this Note and such default or failure continues for more than five (5) days after delivery of written notice to Maker from Payee ( an "Event of Default"), then in such event, Payee may, at its option, declare the entire principal of this Note immediately due and payable whereupon this Note shall become due and payable in full.

5. In the event this Note is not paid as herein provided, and/or the
   Note is in Default, a late payment fee in the amount of 5% of the amount of each installment not paid with (10) days of the date it is due will be assessed and shall be payable in addition to principal and interest due hereunder.

6. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. Maker hereby irrevocably submits to the jurisdiction and venue of the courts sitting in the Commonwealth of Virginia with respect to any action or proceeding to interpret or enforce this Note.

     IN WITNESS WHEREOF, Maker, acting by and through its duly authorized officers, has executed this Note as of the day, month and year first above written.


                              TRI-CITY HEAT TREAT COMPANY
ATTEST:

                              By: /S/ GARY D DAMEWOOD
Name:______________________        Name: Gary D. Damewood
Title:_______________________      Title: Vice President


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